                                                                     EXHIBIT 4.2

                           TRUST AGREEMENT, dated as of November 24, 1997, between Key Consumer Acceptance Corporation, a Delaware corporation, as Depositor and Chase Manhattan Bank Delaware, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee. The Depositor and the Owner
         Trustee hereby agree as follows:

                           1. The trust created hereby shall be known as "Key Auto Finance Trust 1997-2", in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts and sue and be sued.

                           2. The Depositor hereby assigns, transfers, conveys and signs over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust assets in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitutes a business trust under Chapter 38 of Tile 12 of the Delaware Code, 12 Del. C. sec. 3801 et. seq. and that this document constitutes the governing Instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of Trust with the Delaware Secretary of State in the form attached hereto.

                           3. The Depositor and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, contracts or approvals required by applicable law or otherwise.

                           4. This Trust Agreement may be executed in one or more counterparts.

                           5. The Owner Trustee may resign upon thirty days prior notice to the Depositor.

                           IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.



                                            KEY CONSUMER ACCEPTANCE CORPORATION,
                                            as Depositor



                                            By:   /s/   Richard S. Hawrylak
                                            -----------------------------------
                                            Name:    Richard S. Hawrylak
                                            Title:   Assistant Secretary



                                            CHASE MANHATTAN BANK DELAWARE,
                                            not in its individual capacity but
                                            solely as Owner Trustee



                                            By: /s/ John J. Cashin
                                            -----------------------------------
                                            Name:    John J. Cashin
                                            Title:   Vice President


                                       -2-